EXHIBIT 99.2

REQUEST TO TRANSMIT TO YOUR CLIENTS AND BROKERS

materials relating to the

Exchange Offers by Banco Santander, S.A. and
Santander Financial Exchanges Limited

Date:  August    , 2009

To:  Reorganization and Corporate Action Departments

Expiration Date: September 23, 2009

Settlement Date:  September 29, 2009

Re: Exchange Offers by Banco Santander, S.A. and Santander Financial Exchanges Limited

Offer 1
Old Securities Group # 1				New Security #1
CUSIP / ISIN	Description	Amount Outstanding	FOR	CUSIP / ISIN	Description	Plus
80281R300 / US80281R3003	Santander Finance Preferred, S.A. Unipersonal 6.410% Non-Cumulative Guaranteed Series 1 Preferred Securities	7,600,000		E8683R 144 / USE8683R1448
Up to 45,048,000
Santander Finance Preferred, S.A. Unipersonal
10.5% Non-Cumulative Guaranteed
Series 10 Preferred Securities
(par value $25 per security)
fully and unconditionally guaranteed by Banco Santander, S.A.

a cash payment (including accrued but unpaid distributions, plus a cash exchange incentive payment up to an aggregate total amount of $197.3 million, plus cash amounts in lieu of any fractional exchange preferred securities)

80281R706 / US80281R7061	Santander Finance Preferred, S.A. Unipersonal 6.800% Non-Cumulative Guaranteed Series 4 Preferred Securities	20,000,000
80281R805 / US80281R8051	Santander Finance Preferred, S.A. Unipersonal 6.500% Non-Cumulative Guaranteed Series 5 Preferred Securities	24,000,000
80281R888 / US80281R8887	Santander Finance Preferred, S.A. Unipersonal Floating Rate (U.S. dollar three-month LIBOR plus 0.52%) Non-Cumulative Guaranteed Series 6 Preferred Securities	14,000,000

Offer 2
Old Securities #2				New Security #2
CUSIP / ISIN	Description	Amount Outstanding	FOR	CUSIP / ISIN	Description	Plus
845905405 / US8459054057	Sovereign Bancorp, Inc. 7.300% Depositary Shares (liquidation preference $25 per security), each representing a 1/1,000th interest in a Share of Series C Non-Cumulative Perpetual Preferred Stock of Sovereign Bancorp, Inc	8,000,000		E8683R 144 / USE8683R1448
Up to 6,400,000
Santander Finance Preferred, S.A. Unipersonal
10.5% Non-Cumulative Guaranteed
Series 10 Preferred Securities
(par value $25 per security)
fully and unconditionally guaranteed by Banco Santander, S.A.

plus, a cash payment (including accrued but unpaid distributions, plus a cash exchange incentive payment up to an aggregate total amount of $20.0 million, plus cash amounts in lieu of any fractional exchange preferred securities)

Offer 3
CUSIP / ISIN	Description	Amount Outstanding	CUSIP / ISIN	Description	Plus
002927AA9 / US002927AA95	Abbey National Capital Trust I 8.963% Non-Cumulative Guaranteed Trust Preferred Securities (liquidation preference $1,000 per security) guaranteed by Abbey National plc and issued on February 7, 2000	1,000,000	80281R AC6 / US80281RAC60
Up to 800,000 Santander Finance Preferred, S.A. Unipersonal
Fixed-to-Floating Non-Cumulative Guaranteed Series 11 Preferred Securities
(par value $1,000 per security)
fully and unconditionally guaranteed by Banco Santander, S.A.

plus, a cash payment (including accrued but unpaid distributions, plus a cash exchange incentive payment up to an aggregate total amount of $100.0 million, plus cash amounts in lieu of any fractional exchange preferred securities)

The enclosed materials describe exchange offers for the above-referenced old securities (the “existing preferred securities”).

The exchange offer for each series of existing preferred securities and the withdrawal rights for that series will expire at 5:00 P.M., New York City time, on September 23, 2009, or the “Exchange Offer Deadline,” unless extended for that series. Existing preferred securities tendered pursuant to the exchange offer may be withdrawn at any time prior to the Exchange Offer Deadline for those securities, but not during any subsequent offer period.

The offerors are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company (“DTC”) prior to the Exchange Offer Deadline. Tenders received by the Tax Certification and Exchange Agent after the Exchange Offer Deadline will be disregarded and have no effect. Accordingly, we urge you to contact your clients as promptly as possible in order to obtain their instructions.

I.	When you “set-up” this issue, please be aware that tenders will be cancelled if all of the conditions below are not met.

•	DTC Participants must follow this Spanish tax procedure:

• A beneficial owner list (“B.O. List”) (corresponding to ATOP instructions) must be uploaded to the Tax Certification and Exchange Agent at www.acupaysystem.com before Expiration.

• B.O. List details must equal total of all ATOP instructions at Expiration.

• Most firms’ Tax /Dividend Departments are already trained to upload B.O. Lists, or the Reorganization Department can do it. It makes no difference. Please contact Sabrina Cruz of Acupay to see who does B.O. List uploading for your firm: 1-212-422-1222 – scruz@acupay.com

II.	Please send the following materials (“Materials”) to all of your clients who hold the above-referenced existing preferred securities (and to their brokers as well):

1.           Prospectus (WHITE);
2.           Customer Instructions Form (BLUE); and
3.           Broker Letter to Client (GREEN).

III.	Please also inform your clients and their brokers that the Materials are available on the Internet at www.acupay.com/SANretail

IV.	Mailing Reimbursement:

The relevant offeror will reimburse your firm for its out-of-pocket expenses incurred in forwarding the Materials listed above to your clients. Such reimbursement will be at levels established by the New York Stock Exchange. The Tax Certification and Exchange Agent must receive requests for reimbursement no later than 3 business days after the Exchange Offer Deadline at the following addresses:

Via email: info@acupay.com

By post, telephone or fax:

IN NEW YORK: Acupay System LLC Attention: Sabrina Cruz 30 Broad Street — 46th Floor New York, N.Y. 10004 USA Tel. 1-212-422-1222 Fax. 1-212-422-0790

V.           Questions and Additional Materials:

If you have any questions or need additional Materials, please contact the Tax Certification and Exchange Agent Attn: Sabrina Cruz in New York at 1-212-422-1222 or at info@acupay.com.

Nothing contained herein or in the enclosed documents shall constitute you or any person as an agent of the Bank, Morgan Stanley & Co. Incorporated as the dealer manager or the Tax Certification and Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the exchange offers other than the documents enclosed herewith and the statements contained therein.